Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Planet Wealth, Inc. on Form 1-A of our report dated August 17, 2023 relating to the financial statements of Planet Wealth, Inc. as of February 28, 2023 and February 28, 2022 appearing in the Offering Statement, and to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

November 29, 2023